Exhibit 10.13

Description of the Verbal Agreement between the Lithium Exploration Group, Inc. (the “Company”) and Alexander Walsh.

The Company is party to an informal verbal agreement with its Chief Executive Officer, Alexander Walsh, which was effective July 1, 2011 and continues until either Mr. Walsh or the Company terminates the agreement. Under this verbal agreement, Mr. Walsh serves as the Company’s Chief Executive Officer and is paid a salary of $10,000 per month.